Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dime Community Bancshares, Inc. and Subsidiaries of our report dated February 20, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dime Community Bancshares, Inc. and Subsidiaries for the year ended December 31, 2024, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey

November 3, 2025